Contact:    ClearOne
           Mary Evans
           (801) 303-3582

CLEARONE NAMES NARSI NARAYANAN AS VICE PRESIDENT OF FINANCE

Salt Lake City, UT – July 14, 2009 – ClearOne (NASDAQ: CLRO) today announced that Narsi Narayanan has been named Vice President of Finance. Narayanan joined ClearOne in early May 2009 as a Financial Consultant.

Narayanan brings over 15 years of professional experience in the areas of accounting, finance and taxes to his new role as Vice President of Finance. He is a Certified Public Accountant with graduate degrees in accounting (M. Acc.) and business (MBA-Finance).

Prior to joining ClearOne, Narayanan managed the SEC reporting, US GAAP accounting research, SOX compliance and other financial reporting functions from August 2007 through February 2009 at Solo Cup Company, a $1.8 billion publicly reporting international consumer products company. Prior to that, Narayanan managed the accounting and finance functions including SEC Reporting, SOX compliance and US GAAP accounting research from June 2004 through August 2007 at eCollege.com, a leading technology company serving private educational institutions which was also a $100 million publicly reporting company before being acquired by Pearson Education group.  In addition to being a Chartered Accountant, Narayanan has extensive experience working in public accounting and in various senior finance positions in India with large public companies.

“Narsi has been acting as Financial Consultant for us since early May. He has demonstrated the technical depth and breadth needed for public company reporting, as well as the business acumen to contribute to our strategic growth plans. His professional knowledge in finance is exceptional,” said Zee Hakimoglu, President, Chief Executive Officer and Chairman of ClearOne. “Narsi will play a key role on the executive team with his unique ability to clearly communicate complex financial information for effective decision making.”

About ClearOne
ClearOne is a communications solutions company that develops and sells audio conferencing systems and other related products for audio, video, and web conferencing applications.  The reliability, flexibility, and performance of ClearOne’s comprehensive solutions create a natural communications environment, which saves organizations time and money by enabling more effective and efficient communication.  For more information, visit ClearOne’s website at www.clearone.com.